Exhibit (h)(10)

SCHEDULE A

to

Fund Administration and Accounting Services Agreement, dated as of June 2, 2010

FUND LIST

Dated: January 31, 2024

Global Equity Portfolio

International Equity Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Frontier Emerging Markets Portfolio

Chinese Equity Portfolio

Emerging Markets ex China Portfolio

International Developed Markets Equity Portfolio

International Carbon Transition Equity Portfolio

HARDING, LOEVNER FUNDS, INC.		THE NORTHERN TRUST COMPANY

By:	/s/ Ryan Bowles	By:	/s/ Kelly Reed-Clare
Name: Ryan Bowles		Name: Kelly Reed-Clare
Title: President		Title: Vice President